Exhibit 99.1
EXECUTION COPY
TRAVELPORT HOLDINGS LIMITED RESTRUCTURING SUPPORT AGREEMENT
          This RESTRUCTURING SUPPORT AGREEMENT (together with the Term Sheet attached hereto, this “Agreement”), dated as of September 17, 2011, as amended, by and among Travelport Holdings Limited (the “Company”), Travelport Worldwide Limited (“Worldwide”), TDS Investor (Cayman) L.P. (the “Shareholder Party”) and each of the Consenting Lenders (defined below), sets forth the terms on which the Parties (as defined below) agree, among other things, to support a restructuring (the “Restructuring”) by the Company as set forth herein and in the term sheet attached hereto as Exhibit A (the “Term Sheet”). The Company, each Consenting Lender, Worldwide and the Shareholder Party and each person that becomes a party hereto in accordance with the terms hereof are collectively referred to as the “Parties” and individually as a “Party”.
          For purposes of this Agreement, “Consenting Lenders” means each of the original undersigned lenders and any lender who hereafter executes a signature page or a joinder agreement in the form attached hereto as Exhibit B, in either case in its capacity as a lender under that certain credit agreement among the Company, Credit Suisse, Cayman Islands branch, as administrative agent, and the lenders from time to time party thereto, dated as of March 27, 2007, as amended as of December 4, 2008 (the “PIK Credit Agreement” and the loans thereunder, the “PIK Loans”). As used herein, “Requisite Consenting Lenders” shall mean, at the time of determination, Consenting Lenders holding a majority in principal amount of the Claims; provided that for purposes of any such determination hereunder, any PIK Loan held by the Shareholder Party, Worldwide, the Company or the Majority Shareholder (as defined in the Term Sheet) shall be excluded.
          In exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Worldwide, the Shareholder Party and each Consenting Lender intending to be legally bound, hereby agree as follows:
1.	Term Sheet. The Term Sheet is incorporated by reference herein and is made part of this Agreement as if fully set forth herein. The general terms and conditions of the Restructuring are set forth in the Term Sheet; provided, however, that (i) the Term Sheet is supplemented by the terms and conditions of this Agreement, (ii) to the extent there is a conflict between the Term Sheet and this Agreement, the terms and provisions of this Agreement will govern, and (iii) to the extent there is a conflict between the Term Sheet or this Agreement and the Restructuring Documents (as defined below), the terms and provisions of the Restructuring Documents shall govern.

2.	Support of the Restructuring and the Plan.
(a)	The Company intends to effectuate the Restructuring consistent with the Term Sheet in all respects, unless otherwise consented to by the Company, the Shareholder Party and the Requisite Consenting Lenders, pursuant to either (i) out-of-court transactions, (ii) a “prepackaged” plan of reorganization (the “Plan”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), or (iii) a scheme of arrangement under Bermuda law (a “Scheme of Arrangement”).[1]

[1]	For the avoidance of doubt, for the purposes of this Agreement, the term (i) “Plan” means a chapter 11 plan of reorganization under chapter 11 of the Bankruptcy Code that is consistent with the Term

(b)	Subject to the terms and conditions hereof and except as the Company and the Shareholder Party may expressly release the Consenting Lenders in writing from any of the following obligations, each Consenting Lender hereby agrees, in compliance with the timeframes set forth in this Agreement, with respect to its Claims (as defined below), for so long as this Agreement remains in effect:
(i)	on a timely basis, to negotiate in good faith all documentation relating to the Restructuring, including without limitation, those documents specifically contemplated in the Term Sheet, the Plan and any documents relating thereto, and any documents necessary to effectuate a Scheme of Arrangement, each of which shall contain provisions consistent in all respects with the Term Sheet and this Agreement and shall contain such other provisions as are reasonably acceptable to the Requisite Consenting Lenders and the Shareholder Party (collectively, the “Restructuring Documents”);

(ii)	not to object, directly or indirectly, to the Plan, Scheme of Arrangement, or Restructuring Documents, or take any actions inconsistent with, or that would delay approval or confirmation of, the Plan, Scheme of Arrangement, or any Restructuring Documents;

(iii)	to use commercially reasonable efforts to support the Plan and the transactions contemplated thereby, or Scheme of Arrangement and the transactions contemplated thereby, or any Restructuring Documents;

(iv)	to permit all necessary disclosures in the disclosure statement related to the Plan (the “Disclosure Statement”) and any other filings by the Company with the bankruptcy court, or any filings by the Company with any court with respect to a Scheme of Arrangement, of the contents of this Agreement, including, but not limited to, the aggregate amount of outstanding indebtedness under the PIK Loan held by the Consenting Lenders; provided that the Company shall make such filings available to Angelo, Gordon & Co. and Q Investments, L.P. (together, the “Initial Consenting Lenders”) and their respective counsel for their review prior to the filing thereof;

(v)	not, directly or indirectly, to propose, support, seek, solicit, participate in or encourage any negotiations regarding any other plan of reorganization, scheme of arrangement, sale, proposal, dissolution, consolidation, joint venture, winding up, liquidation, reorganization, merger, amalgamation or restructuring of the Company, unless otherwise consented to by the Company and the Shareholder Party;

Sheet in all respects, unless otherwise agreed to by the Company, the Shareholder Parties and the Requisite Consenting Lenders, and contains other provisions that are reasonably acceptable to the Company, the Shareholder Parties and the Requisite Consenting Lenders and (ii) “Scheme of Arrangement” means a scheme of arrangement under Bermuda law that is consistent with the Term Sheet in all respects, unless otherwise agreed to by the Company, the Shareholder Party and the Requisite Consenting Lenders, and contains other provisions that are reasonably acceptable to the Requisite Consenting Lenders and the Shareholder Parties; provided that the Company agrees to consult with the Consenting Lenders in good faith prior to commencing a Bermuda Proceedings (as defined below) to effectuate the Scheme of Arrangement.

(vi)	unless otherwise prohibited by law or contract (provided that, in the case of a contract entered into after the date hereof, such contract does not violate a Consenting Lender’s obligations pursuant to the terms of this Agreement), use commercially reasonable efforts to promptly notify the Company, the Shareholder Party and other Consenting Lenders upon the receipt of any written solicitation or proposal relating to any other plan, scheme of arrangement, sale, proposal, dissolution, consolidation, joint venture, winding up, liquidation, reorganization, merger, amalgamation or restructuring of the Company;

(vii)	in respect of a Scheme of Arrangement, to provide confirmation that it fully intends to support the Restructuring, if requested;

(viii)	unless and until the occurrence of a Termination Event (defined below), neither to take nor direct any other person to take any action to accelerate any Claim or other interest in the PIK Loans that is or may become due nor initiate or pursue, nor have initiated or pursued upon its behalf, any litigation or proceeding, or any other rights or remedies of any kind, with respect to any Claim or other interest in the PIK Loans that such Consenting Lender may now or hereafter have against the Company or the Company’s subsidiaries, affiliates, directors and officers (all of the foregoing, “Specified Actions”), in each case above, to the extent but only to the extent the right to take such Specified Action arises or exists solely by reason of the Company’s execution of this Agreement or its taking of any actions required or contemplated by, and consistent with, this Agreement;

(ix)	to use commercially reasonable efforts to support, facilitate and implement the Restructuring as soon as reasonably possible, including without limitation:
(A)	using commercially reasonable efforts in relation to each Consenting Lender exercising any powers or rights available to it in favor of:
(1)	any matters requiring approval of the Requisite Consenting Lenders in relation to the Restructuring under any other documentation, including without limitation, giving all instructions to be given to the administrative agent under the PIK Loan in relation to a Scheme of Arrangement or the Plan, except to the extent that the Plan, Scheme of Arrangement, or any Restructuring Document is inconsistent with this Agreement; and

(2)	any amendment, waiver, consent or other proposal that is reasonably acceptable to the Requisite Consenting Lenders in connection with the closing, or consummation of the closing, of the Restructuring;
(B)	using commercially reasonable efforts to indicate in court its support for petitions or applications to any court to implement the Restructuring (including, without limitation, any applications in respect of a Scheme of Arrangement), and where appropriate, in its sole discretion, by filing pleadings in respect thereof; and

(C)	attending (if attendance is required in order to vote) and voting in favor of a Scheme of Arrangement at any meeting in connection with the Scheme of Arrangement or any other resolution proposed at a meeting to implement the Restructuring (or causing any relevant person to attend and vote at any meeting held in connection with a Scheme of Arrangement or any other meeting to the extent that it is legally entitled to cause such person to attend and vote) except to the extent that the Plan, Scheme of Arrangement, or any other Restructuring Document is inconsistent with this Agreement (unless such inconsistency is otherwise agreed between the Company, the Requisite Consenting Lenders and the Shareholder Party).
(c)	The Company, Worldwide and the Shareholder Party, each to the extent applicable, agrees to use commercially reasonable efforts, in compliance with the timeframes set forth in this Agreement, to (i) support and complete the Restructuring and all other actions contemplated in connection therewith and under the Restructuring Documents, (ii) take any and all reasonably necessary and appropriate actions in furtherance of the Restructuring and the other actions contemplated under the Restructuring Documents, (iii) obtain any and all required approvals for the Restructuring (including obtaining a bank amendment consistent with the Term Sheet), and (iv) not take any actions inconsistent with this Agreement. Without limiting the foregoing, the Company agrees (and with respect to clauses (i), (iv), (v), (vi), (vii), (viii) and (x) Worldwide and the Shareholder Party also agree to the extent applicable to such Party):
(i)	on a timely basis, to negotiate in good faith all documentation relating to the Restructuring, including without limitation, the Plan, the Scheme of Arrangement and the other Restructuring Documents;

(ii)	as soon as reasonably practicable after receipt of the Required Consents,[2] if and as required hereby, to commence either, in the Company’s discretion but in consultation with the Consenting Lenders, (A) a chapter 11 case with respect to the Company under the Bankruptcy Code (the “Chapter 11 Case”); or (B) an application for approval of a scheme of arrangement with respect to the Company under Bermuda law (the “Bermuda Proceeding”);

(iii)	if and as required hereby or by the Restructuring Documents, as soon as reasonably practicable after the commencement of the Chapter 11 Case or the Bermuda Proceeding (but no later than three (3) business days thereof), to file the Plan or the Scheme of Arrangement with the U.S. bankruptcy court or the Bermuda Supreme Court, as applicable, together with any related Disclosure Statement;

[2]	As used herein, “Required Consents” shall mean the consent, in the form of an executed counterpart of this Agreement or executed joinder agreement in the form attached hereto as “Exhibit B”, (a) with respect to a Plan, of persons holding at least two-thirds (2/3) in value of the PIK Loans and constituting more than one-half (1/2) in number of holders of the PIK Loan, and (b) with respect to a Scheme of Arrangement, of persons holding at least three-quarters (3/4) in value of the PIK Loans.

(iv)	to use reasonable efforts to obtain approval of the Plan or the Scheme of Arrangement and any related Disclosure Statement by the appropriate legal tribunal as soon as reasonably practicable following the commencement of the Chapter 11 Case or the Bermuda Proceeding, as applicable, in accordance with applicable law and on terms consistent with this Agreement and the Term Sheet, and to take such actions as may be reasonably necessary or appropriate to obtain approval of the Restructuring;

(v)	not, directly or indirectly, to propose, to support, seek, solicit, encourage or participate in any negotiations regarding any other plan of reorganization, scheme of arrangement, sale, proposal, dissolution, consolidation, joint venture, winding up, liquidation, reorganization, merger, amalgamation or restructuring of the Company, whether directly or indirectly (collectively, “Specified Company Transactions”); provided that the Company may engage in negotiations with respect to a sale, consolidation, merger or other refinancing transaction the result of which would be the payment in full in cash of the PIK Loan, plus all interest, fees and other amounts due in respect thereof, subject to the notice provisions in clause (vii) below;

(vi)	to otherwise use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Restructuring at the earliest date practicable, including to execute and deliver each and every Restructuring Document to which it is a party;

(vii)	subject to any reasonable confidentiality restrictions, promptly to notify the Consenting Lenders and the Shareholder Party upon the receipt of any written solicitation or proposal relating to any Specified Company Transaction;

(viii)	not, directly or indirectly, to seek or support or encourage or join with any other person or entity in seeking, to challenge, to disallow, subordinate or limit, in any respect, as applicable, the enforceability, priority, amount or validity of the Claims;

(ix)	to provide draft copies of all material pleadings and applications that the Company intends to file in the Chapter 11 Case or the Bermuda Proceeding in support of the Restructuring, including without limitation “first day motions” customary for a prepackaged bankruptcy case as soon as reasonably practicable and to consult in good faith with the Initial Consenting Lenders and the Shareholder Party regarding the form and substance of any such proposed filing;

(x)	to support customary global mutual release (the “Mutual Release”) provisions with respect to the Restructuring and related transactions, including of both direct and derivative claims to the fullest extent of the law, with respect to (A) the Parties hereto, (B) the reorganized Company, (B) the current and former directors and officers of the Company, (C) each other direct and indirect equityholder of the Company that executes a joinder agreement in the form attached hereto as

Exhibit C, (E) the creditors’ committee, if any, and the current and former members thereof, in their capacity as such, (F) the Consenting Lenders and any other holders of Claims under the PIK Loan that voted to accept the Plan, and (G) with respect to each of the foregoing Persons in clauses (A) through (F), but without duplication of such foregoing Persons, such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such, and to support customary exculpation and indemnification provisions (the “Exculpation and Indemnification Rights”) in favor of the current and former directors and officers of the Company and the Shareholder Party, and to execute such Mutual Release to the extent required in connection with the Restructuring; and
(xi)	to reimburse the Lockup Parties and the Shareholder Party for their out of pocket costs and expenses, including professional fees, as set forth in the Term Sheet.
(d)	Unless this Agreement has terminated following a Termination Event (as defined below), each Consenting Lender hereby agrees:
(i)	To execute and deliver each and every Restructuring Document to which it is a party to the extent consistent in all respects with this Agreement and otherwise in form and substance reasonably satisfactory to the Requisite Consenting Lenders and necessary to consummate the Restructuring on an out-of-court basis;

(ii)	(A) to vote (when solicited to do so and by the applicable deadline for doing so) its Claims[3] in favor of the Plan or Scheme of Arrangement, (B) deliver its duly executed and completed ballot voting in favor of such Plan on a timely basis following commencement of the solicitation for such Plan, (C) not change, withdraw or revoke such agreement to vote or vote (or cause or direct such agreement to vote or vote to be changed, withdrawn or revoked), provided that such agreement to vote and vote may be revoked or withdrawn immediately upon occurrence of a Termination Event (as defined in Section 8 below), and (D) to the extent such election is available, not to elect on its ballot to preserve any Claims such Consenting Lender may own that may be affected by any releases provided for under the Plan;

(iii)	not to object to or vote any Claim to reject or impede the Plan or a Scheme of Arrangement, support directly or indirectly any such objection or impediment, or otherwise take any action or commence any proceedings to oppose or to seek any modification of the Plan, a Scheme of Arrangement, or any Restructuring Documents;

[3]	As used in this Agreement, the term “Claims” means claims under the PIK Credit Agreement and all related documents, including without limitation the PIK Loan, including principal, interest, fees, indemnities, reimbursements and other amounts due from time to time with respect thereto or thereunder, whether now held or hereafter acquired (i) in which the Consenting Lenders are the holders of interests, directly or indirectly, including under participations or other agreements, in each case under or pursuant to which such Consenting Lender has the power to vote the relevant Claims, or (ii) which the Consenting Lenders can either vote or can direct the record holders thereof to vote.

(iv)	not to change, withdraw or revoke (or cause to be changed, withdrawn or revoked) any votes to accept the Plan, unless the Plan or any Restructuring Document is modified in any respect in a manner inconsistent with the Term Sheet and that has not been approved by the Requisite Consenting Lenders;

(v)	to support (and not object to) any motion reasonably required to implement the Restructuring and the other transactions contemplated by the Plan, including “first day motions” customary for a prepackaged bankruptcy case, in each case to the extent consistent with the terms hereof; and

(vi)	to support the Mutual Release and Exculpation and Indemnification Rights and to execute such Mutual Release in connection with the Restructuring to the extent required thereby.
(e)	In addition to those obligations set forth in this Agreement, upon consummation of the Restructuring, Worldwide hereby agrees to execute a shareholders agreement in accordance with the terms of the Term Sheet, provided that the shareholder agreement shall be consistent with the Term Sheet in all respects and otherwise in form and substance reasonably acceptable to the Requisite Consenting Lenders and the Shareholder Party.

(f)	Without limiting the rights of the Notifying Party (as defined below) to terminate this Agreement in accordance with Section 8(a)(xvii) and Section 18 below, the Company hereby agrees to use reasonable best efforts to cause (1) Travelport LLC to issue the Second Lien Opco Term Loan (as defined in the Term Sheet) and to execute the amendment to the Opco Credit Facility (as defined in the Term Sheet) contemplated by the Term Sheet and (2) Travelport LLC and Travelport Limited, as applicable, to consummate the other transactions contemplated by the Restructuring, in each case, as contemplated hereby.

(g)	It is hereby acknowledged by the Parties that, other than the agreements, covenants, representations and warranties set forth in this Agreement and in the Term Sheet, and to be included in the Restructuring Documents, no consideration shall be due or paid to the Consenting Lenders for their agreement to vote to accept the Plan in accordance with the terms and conditions of this Agreement.
3.	Effectiveness. This Agreement shall become effective on the date upon which counterparts of this Agreement have been duly executed by (a) the Company, Worldwide, the Shareholder Party and (b) the Initial Consenting Lenders. This Agreement shall not be binding on or enforceable against any Party and no Party shall have any rights or obligations under this Agreement until this Agreement has become effective in accordance with this Section 3.

4.	Amendment or Waiver.
(a)	The Restructuring Documents, including the Plan or the Scheme of Arrangement, may be amended or modified from time to time with the written consent of the Company, the Requisite Consenting Lenders and the Shareholder Party; provided, however, that the Company may make immaterial amendments and modifications to the Plan and the Disclosure Statement, in consultation with the Consenting Lenders, solely to the extent such amendments and modifications do not affect the treatment of the Consenting

Lenders or the Shareholder Party and are otherwise consistent in all respects with this Agreement and the Term Sheet.

(b)	This Agreement may not be modified, altered, amended, waived or supplemented except by an agreement in writing by the Company, the Shareholder Party and the Requisite Consenting Lenders.

(c)	Each of the Parties agrees to negotiate in good faith all amendments and modifications to this Agreement, including the attachments hereto, and the Restructuring Documents as reasonably necessary and appropriate to consummate the Restructuring in accordance with the terms and conditions of this Agreement.

(d)	No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver.
5.	Representations and Warranties.
(a)	Each Consenting Lender represents and warrants, severally and not jointly that, except as otherwise set forth on such Consenting Lender’s signature page hereto or as separately disclosed in writing to the Company (provided, however, that any confidential, identifying information regarding third party participants may be disclosed orally to the Company), such Consenting Lender (i) either (A) is the sole legal and beneficial owner of the aggregate amount of indebtedness under the PIK Loan as set forth below its name on the signature page hereof, or (B) has investment or voting discretion with respect to such indebtedness under the PIK Loan in respect to matters relating to the Restructuring contemplated by this Agreement and has the power and authority to bind the beneficial owner(s) of such indebtedness under the PIK Loan to the terms of this Agreement and (ii) has full power and authority to act on behalf of, vote and consent to matters concerning such indebtedness under the PIK Loan in respect to matters relating to the Restructuring contemplated by this Agreement and dispose of, exchange, assign and transfer such indebtedness under the PIK Loan. Furthermore, such Consenting Lender legally or beneficially owns, or has investment or voting discretion with respect to, no other indebtedness under the PIK Loan. Furthermore, except as otherwise set forth on such Consenting Lender’s signature page hereto or as separately disclosed in writing to the Company (provided, however, that any confidential, identifying information regarding third party participants may be disclosed orally to the Company), such Consenting Lender has made no prior assignment, sale, participation, grant, conveyance, or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey or otherwise transfer, in whole or in part, any portion of its right, title, or interests in such indebtedness under the PIK Loan, the terms of which agreement are, as of the date hereof, inconsistent with the representations and warranties of such Consenting Lender herein or would render such Consenting Lender otherwise unable to comply with this Agreement and perform its obligations hereunder.

(b)	Each Consenting Lender represents and warrants, severally and not jointly, that such Consenting Lender (i) is a sophisticated investor with respect to the transactions described in this Agreement with sufficient knowledge and experience in financial and business matters of this type and is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and (ii) has conducted an independent review and analysis of the business and affairs of the Company for purpose of entering into this Agreement.
(c)	Other than the payment of fees and expenses of the Initial Consenting Lenders as provided in the Term Sheet, each Consenting Lender represents and warrants, severally and not jointly, that such Consenting Lender has not been offered, nor shall such Consenting Lender accept, any treatment or compensation or the right to participate in any transactions with the Company relating to the Restructuring or the Company’s business that is different than such treatment, compensation or right offered to all Consenting Lenders under the terms of this Agreement.

(d)	(w) Each of the Consenting Lenders, severally and not jointly, represents and warrants to the Company, Worldwide and the Shareholder Party, (x) the Company represents and warrants to each Consenting Lender, Worldwide and the Shareholder Party, (y) the Shareholder Party represents and warrants to each Consenting Lender and the Company and (z) Worldwide represents and warrants to each Consenting Lender, the Company and the Shareholder Party, that the following statements, as applicable, are true, correct and complete as of the date hereof:
(i)	Power and Authority. It has and shall maintain all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to perform its obligations hereunder.

(ii)	Due Organization. It is duly organized, validly existing and in good standing under the laws of its state of organization and it has and shall maintain the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(iii)	Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

(iv)	No Conflicts. The execution, delivery and performance of this Agreement does not and shall not (A) violate any provision of law, rule or regulation applicable to it, except to the extent the failure to comply therewith could not reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder, (B) violate its articles or certificate of incorporation, bylaws or other organizational documents, or (C) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party, except to the extent such contractual obligation relates to the filing of a case under the Bankruptcy Code, implementing a Scheme of Arrangement, or insolvency of the Company.

(v)	Governmental Consents. The execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except such filings as may be necessary and/or required in connection with the Chapter 11 Case or the Bermuda Proceeding.

(vi)	Binding Obligation. This Agreement is its legally valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the bankruptcy court.
(e)	The Company represents, warrants and covenants that it will continue to comply with its obligations under the PIK Credit Agreement, except to the extent entering into this Agreement or taking any actions required or contemplated by, and consistent with this Agreement would be deemed a violation or breach of the terms of the PIK Loan.
6.	Good Faith Cooperation; Further Assurances; Restructuring Documents. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Restructuring. Furthermore, each of the Parties shall take such action (including executing and delivering any other agreements and making and filing any required filings) as may be reasonably necessary to carry out the purposes and intent of this Agreement. Each Party hereby covenants and agrees (a) to negotiate in good faith the Restructuring Documents, each of which shall (i) contain the same economic terms as, and other terms consistent in all respects with, the terms set forth in this Agreement and the Term Sheet, unless otherwise consented to by the Company, the Shareholder Party and the Requisite Consenting Lenders, (ii) contain such other terms that are reasonably acceptable to the Company, the Shareholder Party and the Requisite Consenting Lenders and (iii) be consistent with this Agreement and the Term Sheet in all respects, unless otherwise consented to by the Company, the Shareholder Party and the Requisite Consenting Lenders, and (b) to execute the Restructuring Documents (in each case to the extent such Party is a party thereto).

7.	Survival of Agreement. Each of the Parties acknowledges and agrees that (i) this Agreement is being executed in connection with negotiations concerning the Restructuring of the Company, (ii) the rights granted in this Agreement are enforceable by each signatory hereto without approval of a court, except as specifically contemplated by this Agreement, (iii) the exercise of such rights will not violate the automatic stay provisions of the Bankruptcy Code, and (iv) each Party hereto hereby waives its right to assert a contrary position in any chapter 11 case or Bermuda proceeding filed by or on behalf of the Company, if any, with respect to the foregoing.

8.	Termination Events.
(a)	This Agreement shall automatically terminate upon the occurrence of any of the following events (the “Termination Events”), unless such automatic termination is waived in writing by the Requisite Consenting Lenders, the Shareholder Party and the Company, within three (3) days of the occurrence of such event, and in accordance with the requirements of Section 4, in which case the Termination Event so waived shall be deemed not to have occurred, this Agreement shall be deemed to continue in full force and effect, and the rights and obligations of the Parties hereto shall be restored, subject to any modification set forth in such waiver; provided, however, that the waiver of the Company and the Shareholder Party, but not the Requisite Consenting Lenders, shall be required with respect to any automatic termination to the extent that such automatic termination occurs pursuant to paragraphs (xvi) or (xx) below; provided, further, that the waiver of Requisite Consenting Lenders, but not the Shareholder Party, Worldwide or the

Company, shall be required with respect to any automatic termination to the extent that such automatic termination occurs pursuant to any of paragraphs (xiii), (xv), (xxiv), or (xxv) below; provided, further, that the waiver of Requisite Consenting Lenders and the Shareholder Party, but not Worldwide or the Company, shall be required with respect to any automatic termination to the extent that such automatic termination occurs pursuant to paragraph (xiv).
(i)	In the event Travelport LLC has not issued the Second Lien Opco Term Loan (as defined in the Term Sheet) by October 7, 2011;

(ii)	In the event the Restructuring has not been completed out-of-court by October 7, 2011 and the Company has not commenced a Chapter 11 Case or Bermuda proceeding by October 7, 2011;

(iii)	If the Company files a Chapter 11 Case by October 7, 2011, the Disclosure Statement with respect to the Plan shall not have been approved and the Plan shall not have been confirmed by the earlier of (i) 60 days after filing the Chapter 11 Case and (ii) December 6, 2011;

(iv)	If the Company files a Chapter 11 Case or Bermuda Proceeding by October 7, 2011, the Company shall fail, within three (3) business days of such filing, to file the Plan or the Scheme of Arrangement with the U.S. bankruptcy court or the Bermuda Supreme Court, as applicable, together with any related Disclosure Statement;

(v)	If the Company files a Chapter 11 Case by October 7, 2011, the Plan shall not have been substantially consummated within twenty days after the confirmation of the Plan;

(vi)	The Restructuring Documents are not in form and substance reasonably satisfactory to the Company, the Requisite Consenting Lenders or the Shareholder Party within the relevant time frames set forth in this Agreement;

(vii)	Any Chapter 11 Case filed by the Company is dismissed or is converted to a case under chapter 7 of the Bankruptcy Code;

(viii)	If the Company files a Chapter 11 Case, the bankruptcy court shall enter an order appointing (A) a trustee under chapter 7 or chapter 11 of the Bankruptcy Code or (B) a responsible officer or an examiner, in either case, with enlarged powers relating to the operation of the business (powers beyond those set forth in subclauses (3) and (4) of Section 1106(a)) under Section 1106(b) of the Bankruptcy Code;

(ix)	If the Company files a Chapter 11 Case by October 7, 2011, the orders of the bankruptcy court confirming the Plan or approving the Disclosure Statement related thereto shall have been stayed, reversed, vacated or otherwise modified, other than merely ministerial modifications (e.g., with respect to names, addresses and similar modifications);

(x)	Any court shall enter a final, non-appealable judgment or order declaring this Agreement or any material portion hereof to be unenforceable;

(xi)	Any court shall enter an order denying confirmation of the Plan or approval of the Scheme of Arrangement or any analogous event described in clauses (vii), (viii) or (ix) shall occur in any Bermuda Proceeding if one is commenced to effectuate the Scheme of Arrangement;

(xii)	Any governmental authority, including any court of competent jurisdiction or regulatory authority, grants relief that is inconsistent with this Agreement in any material respect (with such amendments and modifications as have been effected in accordance with the terms hereof) or enjoining the consummation of a material portion of the Restructuring;

(xiii)	The entry of an order by any court of competent jurisdiction invalidating or disallowing any portion of the Claims or subordinating or limiting, as applicable, the enforceability, priority, amount or validity of any portion of the Claims;

(xiv)	Following the commencement of the Chapter 11 Case, the Company (i) withdraws the Plan or (ii) publicly announces its intention to not support the Plan but, only if, such withdrawal or announcement does not occur in the context of a termination of this Agreement, as contemplated pursuant to paragraph (xvii) below;

(xv)	Any material breach of this Agreement by the Company, the Shareholder Party or Worldwide; provided that such Termination Event shall be deemed to have occurred only upon receipt of written notice by such Party of such breach from the Requisite Consenting Lenders or the Shareholder Party of such breach (provided that the none of the Initial Consenting Lenders or Requisite Consenting Lenders are not then in material breach of its obligations hereunder), and such breach, if capable of being cured, remains uncured for a period of five (5) business days;

(xvi)	Any material breach of this Agreement by a Consenting Lender; provided that such Termination Event shall be deemed to have occurred only upon receipt of written notice by the Consenting Lenders of such breach from either the Company, Worldwide or the Shareholder Party (provided that the Party giving notice of a breach by a Consenting Lender is not itself in material breach of its obligations hereunder) and such breach, if capable of being cured, remains uncured for a period of five (5) business days;

(xvii)	Immediately upon delivery by any of the Company, Worldwide or the Shareholder Party (collectively, the “Notifying Parties” and each, a “Notifying Party”) to the Consenting Lenders of notice (in accordance with Section 25 below) of its intent, in the exercise of its fiduciary duties (set forth in Section 19 below) to take any action that is otherwise prohibited hereunder or to refrain from taking any action that is required hereunder (a “Fiduciary Out Notice”); provided, however that no Notifying Party shall have or incur any liability under this Agreement or otherwise on account of, arising out of or otherwise relating to any other Notifying Party’s issuance of a Fiduciary Out Notice;

(xviii)	Travelport LLC shall not have received amendments and consents consistent in all material respects with the Term Sheet on a basis reasonably acceptable to the Company, in either case, as necessary to effectuate the Restructuring and by the requisite percentage or number of the lenders party to Opco Credit Facility by October 7, 2011;

(xix)	[Reserved];

(xx)	The Board of Directors of the Company’s direct subsidiary, Travelport Limited, shall have not received by October 7, 2011, solvency opinions from a nationally recognized valuation firm for those subsidiaries to which a solvency opinion is reasonably required to consummate the Restructuring and in form and substance reasonably acceptable to the Company and sufficient under applicable law, in each case, for such purpose;

(xxi)	[Reserved];

(xxii)	[Reserved];

(xxiii)	By mutual written consent of the Company, the Shareholder Party and the Requisite Consenting Lenders;

(xxiv)	The occurrence of an Event of Default under the PIK Credit Agreement, other than as a result of the Company’s entry into this Agreement or the taking of any actions required or contemplated by, and consistent with, the terms of this Agreement; or

(xxv)	The failure of the Bermuda Monetary Authority to approve (i) each of the Consenting Lenders and (ii) at least 70% of the Lenders as of the date hereof to be shareholders of Worldwide, in each case, within (x) twenty days after confirmation of the Plan or (y) October 31, 2011 if the Restructuring is consummated out of court, or such later date as shall be agreed to by the Consenting Lenders.
(b)	Upon a termination of this Agreement in accordance with this Section 8, no Party hereto shall have any continuing liability or obligation to any other Party hereunder and the provisions of this Agreement shall have no further force or effect, except for the provisions in Sections 10-11 and 13-25, each of which shall survive termination of this Agreement; provided that no such termination shall relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination (other than as set forth in Sections 8(a)(xvii), (xviii) and (xx)). In addition, the Company’s obligation to reimburse the Initial Consenting Lenders for their out of pocket costs and expenses, including professional fees as set forth in the Term Sheet up to the date of termination of this Agreement, shall survive such termination.
9.	Consent and Approval Rights. Notwithstanding anything herein to the contrary, any consent or approval rights reserved herein for the Requisite Consenting Lenders, including but not limited to the Requisite Consenting Lenders’ rights to approve the form and substance of certain of the Restructuring Documents, may not be exercised by the Requisite Consenting Lenders in a manner that would adversely effect in any material respect or disproportionately effect, in either case, the treatment under the Restructuring Documents afforded to a Consenting Lender who is not also a Requisite Consenting Lender.
10.	No Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the parties hereto and no other person or entity shall be a third-party beneficiary hereof.

11.	Successors and Assigns; Several Obligations. This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, estates, administrators and representatives. The agreements, representations and obligations of the Consenting Lenders under this Agreement are, in all respects, several and not joint.

12.	Restrictions on Transfer. Each Consenting Lender agrees that, as long as this Agreement has not terminated in accordance with its terms, it shall not sell, transfer, assign or otherwise dispose of any Claims, or any option thereon or any right or interest (voting or otherwise) in any or all of its Claims (including, without limitation, any participation therein), unless (i) the transferee, participant or other party (A) is a Consenting Lender, (B) is an affiliate of a Consenting Lender that complies with the requirement of clause (C), or (C) agrees in writing to assume and be bound by all of the terms of this Agreement with respect to all Claims such transferee, participant or other party currently holds or shall acquire in the future by executing the Joinder attached hereto as Exhibit B (such transferee, participant or other party, if any, to also be a “Consenting Lender” hereunder), and (ii) the transferor complies with any applicable transfer restrictions and/or conditions to transfer set forth herein and in the PIK Credit Agreement. If a transferee of any of the Claims is not a Consenting Lender or does not execute a Joinder in substantially the form attached hereto as Exhibit B prior to or contemporaneously with the completion of such transfer, participation or other grant, then such sale, transfer, assignment or other disposition of the Claims or related option, right or interest shall be deemed void ab initio. This Agreement shall in no way be construed to preclude any Consenting Lender from acquiring additional Claims against the Company; provided, however, that any such additional holdings shall automatically be deemed to be subject to all of the terms of this Agreement and each such Consenting Lender agrees that such additional Claims shall be subject to this Agreement and that it shall vote (or cause to be voted) any such additional Claims in a manner consistent with this Agreement. Subject to the terms and conditions of any order of any court, each Consenting Lender agrees to provide to counsel for the Company and the other Consenting Lender(s) (i) a copy of any Joinder and (ii) a notice of the acquisition of any additional Claims, in each case within five (5) business days of the consummation of the transaction disposing of, or acquiring, Claims. Notwithstanding the foregoing, any transferee Lender that specifies in the documentation executed in connection with the transfer of all or any of its Claims that it is acting as a “Riskless Principal,” as such term is defined by the Loan Syndications and Trading Association in its Standard Terms and Conditions for Distressed Trade Confirmations shall not be required to execute the Joinder annexed hereto as Exhibit B in connection with such transfer; provided, however, that any subsequent transferee Lender of such “Riskless Principal” shall be required to execute the Joinder annexed hereto as Exhibit B.

13.	Entire Agreement. As of the date this Agreement becomes effective, this Agreement, including the attachments hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; provided, however, that the parties acknowledge and agree that any confidentiality agreements heretofore executed between the Company and any Consenting Lender shall continue in full force and effect.
14.	Independent Analysis. Each Consenting Lender hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it has deemed appropriate.

15.	Representation by Counsel. Each Party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel, shall have no application and is expressly waived.

16.	Governing Law; Waiver of Jury Trial.
(a)	The Parties waive all right to trial by jury in any jurisdiction in any action, suit, or proceeding brought to resolve any dispute between them, whether sounding in contract, tort or otherwise, arising under this Agreement.

(b)	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws that would require the application of the law of any other jurisdiction. Each Party hereby irrevocably submits to the jurisdiction of any New York state court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts. Each Party irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction. Notwithstanding the foregoing consent to New York jurisdiction, (i) if any chapter 11 proceeding is commenced by the Company, each Party agrees that the bankruptcy court of the Southern District of New York or such other bankruptcy court reasonably determined by the Company in consultation with the Initial Consenting Lenders to be a proper venue for a chapter 11 filing, shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement to the extent permitted by law, or (ii) if a Scheme of Arrangement is commenced by the Company in consultation with the Initial Consenting Lenders, each Party agrees that the Supreme Court of Bermuda shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement to the extent permitted by law.
17.	No Admissions. This Agreement shall in no event be construed as, or deemed to be evidence of, an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims and defenses which it has asserted or could assert. No Party shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Party or any person or entity, or the Company, and nothing in this Agreement, expressed or implied, is intended to, or shall be so construed as to, impose upon any Party any obligations in respect of this Agreement except as expressly set forth herein.
18.	Acknowledgment. This Agreement is not and shall not be deemed to be a solicitation of consents to the Plan. The acceptance of each of the Consenting Lenders will not be solicited until the Consenting Lenders have received the Disclosure Statement related to the Plan and related ballot.

19.	Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Shareholder Party, Worldwide, the Company or their respective affiliated entities or any directors, managers or officers of the Shareholder Party, Worldwide, the Company or their respective affiliated entities, in such person’s capacity as a director, manager or officer of the Shareholder Party, Worldwide, the Company or their respective affiliated entities, to take any action, or to refrain from taking any action, to the extent required to comply with its or their fiduciary obligations under applicable law.

20.	Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and may be delivered physically, or by facsimile, pdf or other electronic means, with the same effect as if all parties had signed the same document and delivered a manually executed counterpart thereof. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

21.	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

22.	Remedies. All remedies that are available at law or in equity, including specific performance and injunctive or other equitable relief, to any Party for a breach of this Agreement by another Party shall be available to the non-breaching Party; provided, however, that if there is a breach of the Agreement by a Party, money damages shall be an insufficient remedy to the other Parties hereto, and the other Parties hereto can seek specific performance as against another Party; provided further that in connection with any remedy asserted in connection with this Agreement, each Party agrees to waive any requirement for the securing or posting of a bond in connection with any remedy. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party or any other Party.

23.	Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

24.	Prior Negotiations. This Agreement supersedes all prior negotiations with respect to the subject matter hereof.

25.	Public Disclosures. To the extent reasonably practicable, the Company will submit to the Consenting Lenders and the Shareholder Party all press releases and public filings relating to this Agreement, the Plan, Scheme of Arrangement or the transactions contemplated hereby and thereby and any amendments thereof reasonably prior to their release or filing as the case may be.

The Company shall not (a) use the name of any Consenting Lender in any press release without such Consenting Lender’s prior written consent or (b) disclose the holdings of such Consenting Lender to any person; provided, however, that the Company shall be permitted to disclose at any time the aggregate principal amount of and aggregate percentage of Claims held by the Consenting Lenders or as otherwise required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure or order of the bankruptcy court in the Chapter 11 Case or as required in the Bermuda Proceeding.

26.	Waiver. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Consenting Lender or the ability of each Consenting Lender to protect and preserve its rights, remedies, and interests, including, without limitation, its claims against or interests in the Company. If the Restructuring is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.
27.	Notice. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by email or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next business day if transmitted by national overnight courier, addressed in each case as follows:
(a) If to the Company, at:
Eric J. Bock
Travelport Holdings Limited
22 Elm Place
Rye, New York 10580
Telephone: (973) 939-1620
Facsimile: (914) 967-0128
Email: Eric.Bock@travelport.com
With a copy (which copy shall not constitute notice) to:
Jay M. Goffman
J. Eric Ivester
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Telephone: (212) 735-3000
Facsimile: (212) 735-2000
Email: Jay.Goffman@skadden.com
           Eric.Ivester@skadden.com
(b) If to a Consenting Lender, to the address for such Consenting Lender provided on the signature pages hereof.

(c) If to the Shareholder Party, at:
TDS Investor (Cayman) L.P.
c/o The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention: Martin Brand
Telephone: (212) 583-5120
Facsimile: (212) 583-5483
Email: Brand@blackstone.com
With a copy (which copy shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Ave.
New York, NY 10017
Attention: William E. Curbow
Telephone: (212) 455-3160
Facsimile: (212) 455-2502
Email: wcurbow@stblaw.com

TRAVELPORT HOLDINGS LIMITED
By:	/s/ Rochelle J. Boas
	Name:	Rochelle J. Boas
	Title:	Senior Vice President and Assistant Secretary

TDS INVESTOR (CAYMAN) L.P.
By:	/s/ Rochelle J. Boas
	Name:	Rochelle J. Boas
	Title:	Senior Vice President and Assistant Secretary

TRAVELPORT WORLDWIDE LIMITED
By:	/s/ Rochelle J. Boas
	Name:	Rochelle J. Boas
	Title:	Senior Vice President and Assistant Secretary

Accepted and agreed to by the
Consenting Lender named below:
Angelo, Gordon & Co., on behalf of certain funds and managed accounts

By:	/s/ Thomas M. Fuller
	Name:	Thomas M. Fuller
	Title:	Managing Director

Address:	245 Park Ave., 26th Floor

Attention: Gavin Baiera

New York, NY 10167

Telephone:	212-692-0217

Facsimile:	212-867-6395

Email:	gbaiera@angelogordon.com

Principal Amount of Claims Held:

(in the case of notices, with a copy to:

Address:

Telephone:

Facsimile:

Email:

Accepted and agreed to by the
Consenting Lender named below:

Q5-R5 Trading, Ltd. By: Q Global Capital Management, L.P., as Investor Manager
By: Q Global Advisors, LLC, its General Partner

By:	/s/ Scott McCarty
	Name:	Scott McCarty
	Title:	Authorized Signatory

Address:	301 Commerce Street, Suite 3200
Forth Worth, TX 76102

Telephone:	817-332-9500

Facsimile:	817-332-9606

Email:	smccarty@acmewidget.com

Principal Amount of Claims Held:

(in the case of notices, with a copy to:

Address:

Telephone:

Facsimile:

Email:

Accepted and agreed to by the
Consenting Lender named below:

R2 Top Hat, Ltd.
By: Amalgamated Gadget, L.P., as Investor Manager
By: Scepter Holdings, Inc., its General Partner

By:	/s/ Scott McCarty
	Name:	Scott McCarty
	Title:	Authorized Signatory

Address:	301 Commerce Street, Suite 3200
Forth Worth, TX 76102

Telephone:	817-332-9500

Facsimile:	817-332-9606

Email:	smccarty@acmewidget.com

Principal Amount of Claims Held:

(in the case of notices, with a copy to:

Address:

Telephone:

Facsimile:

Email:

EXHIBIT A
Term Sheet

Restructuring Term Sheet
The terms set forth below do not constitute a binding agreement and are solely for the purpose of outlining the principal terms of a potential restructuring of the Holdco PIK Loans of Travelport Holdings Limited (“Holdco”) and covenants in the Opco Credit Facility of Travelport LLC (“Opco”). Any final agreement is subject to execution of definitive documentation that is mutually acceptable to the parties. This term sheet is intended solely to facilitate discussions and is a confidential settlement communication which may not be relied upon or introduced into evidence in any legal proceeding.

Restructuring of Holdco PIK Loans
Second Lien Opco Term Loan	▶ Opco will issue a new term loan in an aggregate principal amount of $342.5 million (consisting of a $207.5 million Tranche B Loan and a $135 million Tranche A Loan) on the terms set forth below

• Maturity: December 1, 2016

• Interest Rate: LIBOR + 6.00%, payable in cash or PIK as required under “Second Lien PIK Toggle” below on a cumulative quarterly basis.

•    Security / Seniority: (a) The Second Lien Opco Term Loan shall be secured on a second priority basis by substantially the same assets securing the existing Opco Credit Facility (but in no event on any assets that do not secure the Opco Credit Facility), and shall be guaranteed, on a secured second priority basis, by the same entities that guarantee the Opco Credit Facility (but in no event by any entity that does not guarantee the Opco Credit Facility), to the extent practicable. (b) Travelport (as defined below) shall use commercially reasonable efforts to ensure that, to the extent permitted by applicable law and subject to no material adverse tax, regulatory or legal consequences and to the extent the same is pledged to support the Opco Credit Facility on a first lien basis, the obligations and guarantees under the Second Lien Opco Term Loan will be secured by the pledge of (i) 100% of the equity interests of each direct wholly owned foreign subsidiary of Travelport (to the extent not already subject to a 100% pledge), and (ii) 65% of the issued and outstanding voting equity interests of any foreign subsidiary that is directly owned by any Guarantor (other than Travelport) and by 100% of the issued and outstanding non-voting equity interests of each such direct wholly owned foreign subsidiary (and together constituting 100% of the economic equity interests of such subsidiary). (c) In addition, Travelport and its Restricted Subsidiaries will use commercially reasonable best efforts to cause each of its Restricted Subsidiaries that are not required to provide guarantees or liens and pursuant to clause (a) or (b) above to provide guarantees and liens (to lenders under the Opco Credit Facility on a first priority basis and to lenders of the Second Lien Opco Term Loan on a second priority basis) to the extent permitted under applicable law and subject to there being no material adverse tax, regulatory or legal consequences therefrom if (i) the total assets of such Restricted Subsidiary exceed $2.5 million as of the date of the most recent financial information prepared for such Restricted Subsidiary and (ii) there are minority equity holders at such Restricted Subsidiary or pledges or liens on the assets of such Restricted Subsidiary or any other arrangement that would prevent the economic value of such Restricted Subsidiary from being available to Opco’s lenders in an Insolvency Proceeding (as defined below) of Opco. Commercially reasonable best efforts shall include appropriate amendments to charters and/or the interposition of intermediate holding companies in furtherance of the foregoing.

•    Covenants / Events of Default: The Second Lien Opco Term Loan shall have substantially the same covenants and events of default as the existing Opco Credit Facility, as the same is amended in connection with the transactions described herein, except no financial maintenance covenants. Other baskets will be set with 30% cushions (excluding the debt incurrence covenant).

•    Voluntary Prepayments: The Second Lien Opco Term Loan may be paid prior to maturity at par at all times. Voluntary prepayments on the Second Lien Opco Term Loan may only be made after the First Lien Loans have been paid in full and there are no commitments or letters of credit outstanding under the Opco Credit Facility (unless fully collateralized).

• Mandatory Prepayments: Mandatory prepayments on the Second Lien Opco Term Loan shall not be permitted until the First Lien Loans have been paid in full and there are no

Restructuring of Holdco PIK Loans

commitments or letters of credit outstanding under the Opco Credit Facility (unless fully collateralized).

•    Voting: Any Second Lien Opco Tranche A Term Loan held by the Majority Shareholder Entity, an affiliate of the Majority Shareholder Entity or any investor in the Majority Shareholder Entity (other than Investment Funds (as defined below)) will not be counted in determination of the outcome of any vote of the holders.

•    “Investment Funds” shall means an affiliate of the Majority Shareholder Entity that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Majority Shareholder Entity does not, directly or indirectly, actually direct or cause the direction of the investment policies of such entity.

Distribution of Cash and Second Lien Opco Term Loan
▶    On or before the final consummation of the transactions described herein (the “Closing Date”), Opco will sell $342.5 million aggregate principal amount of Second Lien Opco Tranche A and Tranche B Term Loans to Travelport Limited (“Travelport”) in exchange for a subordinated promissory note issued by Travelport on terms reasonably acceptable to the Lockup Parties (as defined below).

▶ On or before the Closing Date, Travelport will dividend $89.5 million of cash and $207.5 million of the Second Lien Opco Tranche B Term Loan to Holdco as a restricted payment.

Subscription Agreement
▶    On the Permitted Transfer Date (as defined below), Holdco will cause Travelport to enter into a subscription agreement (the “Subscription Agreement” with a new (bankruptcy remote) unrestricted subsidiary (the “New Unrestricted Subsidiary”). The Subscription Agreement will provide for the transfer of the note representing $135 million aggregate principal amount of Second Lien Tranche A Opco Term Loans plus accrued and unpaid interest (and interest paid in kind) thereon to the New Unrestricted Subsidiary as an investment in exchange for additional equity interests in the New Unrestricted Subsidiary (the “Transfer”). Such New Unrestricted Subsidiary shall have at least one independent director, chosen by the Requisite Consenting Lenders (as defined in the RSA (as defined below)).

▶    “Permitted Transfer Date” shall mean the earlier of (i) the date on which the Favorable Ruling Condition (as defined below) is satisfied or (ii) the date on which Travelport, in its absolute and sole discretion, at any time prior to the satisfaction of the Favorable Ruling Condition elects to enter into and cause the New Unrestricted Subsidiary to enter into the Subscription Agreement.

▶    “Favorable Ruling Condition” shall mean that a court of competent jurisdiction has entered a judgment (a “Favorable Ruling”) that none of the transactions related to the $135 million of Second Lien Opco Tranche A Term Loan following its issuance that are contemplated by the RSA and the Restructuring Termsheet violate or give rise to an event of default under the indentures (the “Indentures”) for the existing notes (the “Existing Notes”) and that such Favorable Ruling has become a final order, in full force and effect without reversal, modification or stay, not subject to a pending motion for reconsideration, revocation, reversal, modification, stay or appeal and the period for an appeal having expired; provided, however, that if the Favorable Ruling has not become a final order because a notice of appeal has been timely filed and the parties are not stayed or enjoined from taking certain action contemplated hereby including executing the Subscription Agreement and consummating the Transfer, the condition requiring a final order shall be only be deemed satisfied if Travelport determines in its sole and absolute commercially reasonable discretion that the effect of any appeal or other related proceeding would not be adverse to the business, operations, property, condition (financial or otherwise) or prospects of Travelport or its affiliates. The Favorable Ruling Condition may be waived by Travelport in its absolute and sole discretion.

▶    Travelport will use all reasonable commercial efforts to diligently pursue a Favorable Ruling beginning promptly after the Closing Date and will not take actions that would impair its ability to consummate the Transfer, including making any investments that would result in inadequate investment capacity under the Indentures to consummate the Transfer.

Guaranty by New Unrestricted Subsidiary; Escrow Arrangement
▶    On the Permitted Transfer Date, Holdco shall cause the New Unrestricted Subsidiary to (i) guarantee the Tranche A Extended Holdco PIK Loan and pledge all of its assets to secure such guarantee and (ii) enter into an escrow arrangement with holders of the Tranche A Extended PIK Loan pursuant to which the escrow agent (who will be chosen by the Requisite Consenting

Restructuring of Holdco PIK Loans

       Lenders and reasonably acceptable to Holdco) will hold the Second Lien Opco Term Loan for the benefit of the Tranche A Extended Holdco PIK Loan holders. If the Permitted Transfer Date occurs, then unless the outstanding Tranche A Extended PIK Loan, together with all interest and other amounts owing with respect thereto, is paid in cash in full on or prior to September 30, 2012, the escrowed Second Lien Opco Term Loan, and all other property and amounts held in such escrow, will be released to holders of the Tranche A Extended PIK Loan on such due date to satisfy all outstanding obligations due and owing under the Tranche A Extended PIK Loan on such date; any remaining Second Lien Opco Term Loans in escrow will be returned to the New Unrestricted Subsidiary.

Intercreditor Agreement
▶    The administrative agent and collateral agent under the Second Lien Opco Term Loan will enter into an Intercreditor Agreement with the administrative agent and collateral agent under the Opco Credit Facility which shall provide for a “silent second lien”. “Silent” provisions to include first lien control of all aspects of a bankruptcy, including consent to amount and terms of any priming loans, use of cash collateral and sale of collateral (through 363 sale, plan or otherwise). The Intercreditor Agreement shall provide for (i) an explicit waiver of second-lien right to object to sale of collateral (or manner of sale, including bid procedures) in an Insolvency Proceeding and consent of second-lien lenders to any 363 sale (or sale procedures) approved by the first lien lenders, (ii) a waiver by second lien lenders of their right to assert any rights as an unsecured lender if they are prohibited from exercising the same rights as secured lenders (including objections to 363 sales), (iii) a no competing DIP facility from second lien lenders provision (unless DIP facility takes out first lien in its entirety or consented to by a majority of first lien lenders), (iv) an explicit agreement of second lien lenders not to contest the enforceability of any provision of the Intercreditor Agreement, (v) to the extent permitted by applicable law, no second lien lender will sponsor or agree to fund or otherwise facilitate or support or vote for any restructuring plan of any obligor that does not pay the first lien lenders in full in cash without the consent of a majority of the first lien lenders, (vi) no second lien lender will raise or support any objections to a restructuring plan of any obligor on the basis that such plan provides the first lien lenders with an excessive interest rate on any reorganization debt, and (vii) an “X-Clause”, provided that any securities retained by second lien lenders must be PIK/no amortization/no cash payment entitlement of any sort prior to cash payment in full of any securities received by the first lien lenders and such “X-Clause” shall not apply in the case of any plan where the first lien lenders have voted to reject the restructuring plan but have been crammed up or crammed down. In addition to the foregoing, the Intercreditor Agreement shall contain provisions substantially in the form set forth on Exhibit A.

Cash Paydown of Holdco PIK Loan	▶ On the Closing Date, $85 million of the $89.5 million cash dividend to Holdco will be used to paydown, on a pro rata basis, the existing Holdco PIK Loan.

Agreement to Purchase
▶    By executing the RSA, TDS Investor (as defined herein) agrees that on or promptly following the Closing Date, it or Travelport NewCo shall offer to promptly purchase up to $40 million aggregate principal amount of Tranche A Extended Holdco PIK Loans from all of the holders thereof at par on a pro rata basis, on terms consistent with the form of assignment and assumption agreement to be attached to the Amended and Restated PIK Credit Agreement.

Cash for Payment of Expenses of Holdco
▶    $4.5 million of the $89.5 million cash dividend to Holdco will be retained by Holdco for the payment of fees and expenses allocable to Holdco, Worldwide (as defined below) or NewCo (as defined below) in connection with the transactions contemplated hereby, with any unused amount being applied to reduce the Tranche B Extended Holdco PIK Loans as soon as practicable after the Closing Date.

Exchange of Holdco PIK Loan
▶    Holdco PIK Loan Holders will agree to exchange on the Closing Date with Holdco, on a pro rata basis, Holdco PIK Loans, at par, for a portion of the Second Lien Opco Term Loan, in an aggregate principal amount of $207.5 million.

Extension
▶    The remaining Holdco PIK Loans (estimated at $422.5 million as of September 30, 2011), including any additional accretion through the Closing Date, will be extended on the terms set forth below (collectively, “Extended Holdco PIK Loans”).

▶ Tranche A Extended Holdco PIK Loans

• Principal Amount: $135 million

Restructuring of Holdco PIK Loans

•    Maturity: September 30, 2012 (Change from March 27, 2012), or if the Permitted Transfer Date or related Transfer have not occurred by such date, the maturity will automatically be extended to December 1, 2016. Any Extended Holdco PIK Loans held by an affiliate of the Majority Shareholder Entity or any investor in the Majority Shareholder Entity (other than Investment Funds) will not be counted in determination of the outcome of any vote of the holders.

• Interest Rate: LIBOR + 6.00% PIK on a cumulative quarterly basis (Change from LIBOR + 8.0%)

• Voluntary Prepayments: Prepayable at par at all times

•    Priority: Will rank junior in right of repayment to the Tranche B Extended Holdco PIK Loans (other than as provided above under the heading “Guaranty by New Unrestricted Subsidiary; Escrow Arrangement”)

• Mandatory Paydown: Same as existing agreement

•    Mandatory Repayment: Any time on or after the September 30, 2012, unless obligations under the Tranche A Extended Holdco PIK Loans are repaid in cash in full, the Tranche A Extended Holdco PIK Loans shall, be satisfied within 5 business days of the later of the September 30, 2012 and the Permitted Transfer Date by delivery to the holders thereof of $135 million aggregate principal amount of Second Lien Opco Tranche A Term Loans plus accrued and unpaid interest (and interest paid in kind) thereon by New Unrestricted Subsidiary.

•    Voting/Consent: Prior to the Transfer, the Borrower will not consent to any amendment to the Second Lien Opco Tranche A Term Loan that is materially adverse to the lenders or would disproportionately impact the Second Lien Opco Tranche A Term Loan.

• Representations, Covenants and Events of Default: Same as existing agreement, except as set forth herein and as required to consummate the transaction.

▶ Tranche B Extended Holdco PIK Loans

• Principal Amount: All remaining amounts (estimated at approximately $287.5 million as of September 30, 2011), including any additional accretion through the Closing Date

• Maturity: December 1, 2016 (Change from March 27, 2012)

• Interest Rate: LIBOR + 13.5% PIK on a cumulative quarterly basis (Change from LIBOR + 8.0%)

• Voluntary Prepayments: Prepayable at par at all times

•    Priority: Will rank senior in right of payment to the Tranche A Extended Holdco PIK Loans (other than as provided above under the heading “Guaranty by New Unrestricted Subsidiary; Escrow Arrangement”)

• Mandatory Paydown: Same as existing agreement

• Representations, Covenants and Events of Default: Same as existing agreement, except as set forth herein and as required to consummate the transaction.

       Affiliates: Any Extended Holdco PIK Loans held by an affiliate of the Majority Shareholder Entity or any investor in the Majority Shareholder Entity (other than Investment Funds) will not be counted in determination of the outcome of any vote of the holders. The agreement governing the Extended Holdco PIK Loans shall exclude from the definition of Affiliates any of the New Equity Holders (as defined below).

Opco Indenture Capacity Utilized for Restricted Payment	▶ $297 million of $297 million aggregate total capacity for restricted payments.

Restructuring of Holdco PIK Loans

Opco Indenture Capacity Utilized for Investment	▶ $135 million of $155 million of aggregate total capacity for investments as per section 4.07(b)(7) and Permitted Investments definition (clause 8 and 13) of the indentures.

Consent Fee to Holdco PIK Loan Holders	▶ None

Conversion of Second Lien Opco Term Loan
▶    Upon a one-time request (a “Request”) given no earlier than 30 days and no later than 60 days after the Closing Date by the holders of not less than a majority of the Second Lien Opco Term Loans, excluding those held by Travelport or the New Unrestricted Subsidiary, which Request will be irrevocable, Opco will consummate, within 30 days of the Request, a conversion (the “Bond Conversion”) of the Second Lien Opco Term Loan for newly issued private-for-life bonds (the “Second Lien Opco Bonds”) to be governed by an indenture that contains substantially the same covenants, representations, events of default and remedies as the Second Lien Opco Term Loan, plus such provisions as are necessary to comply with the TIA.

▶    Upon the commencement of the Bond Conversion, the OpCo shall provide notice of the Bond Conversion to each Second Lien Opco Term Loan lender and the loans held by such lenders shall be converted to the Second Lien Opco Bonds on the Consummation Date (as defined below), unless a lender (other than Travelport or the New Unrestricted Subsidiary) notifies Opco in writing within 3 business days of the commencement of the Bond Conversion of its intent to not participate in the Bond Conversion (the “Opt-out Notice”). No later than 5 business days of the commencement of the Bond Conversion (the “Consummation Date”), the Bond Conversion shall be consummated and the Borrower shall convert all loans that were not the subject of an Opt-out Notice and all loans held by Travelport and the New Unrestricted Subsidiary into Second Lien Opco Bonds.

▶    The Second Lien Opco Term Loan and the related security agreements will provide that upon the consummation of the Bond Conversion the restrictive covenants and related events of default and the security interest in collateral will fall away in any remaining Second Lien Opco Term Loan that has not been converted and such Second Lien Opco Term Loan will no longer be secured or have the benefit of customary restrictive covenants or related events of default. The Second Lien Opco Bonds will be secured by and shall have the benefit of all collateral, guarantees and other credit support that was applicable to the Second Lien Opco Term Loan.

Required Participation
▶    100%; provided however, if the contemplated restructuring (the “Restructuring”) cannot be completed on a fully consensual basis by September 30, 2011 (or such later date as shall be agreed to by the Lockup Parties), upon receipt of the Required Consents,[1] then the Restructuring shall be implemented forthwith by means of a “pre-packaged” plan of reorganization for Holdco under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq with effectiveness to occur no later than the earlier of (i) 60 days after filing the chapter 11 case and (ii) December 6, 2011, or such later date as shall be agreed to by the Lockup Parties.

Equity Participation
▶    The Holdco PIK Loan Holders will receive as partial consideration for the Restructuring, and the transactions contemplated thereby, their pro rata share of 40% (such amount, together with any additional shares issued in accordance with the provisions below, the “New Equity Shares,” and such holders, together with their transferees, successors and assigns as permitted under the terms set forth in this term sheet, in their capacity as holders of the New Equity Shares, the “New Equity Holders”) of the fully diluted issued and outstanding equity of Travelport Worldwide Limited (“Worldwide”), the direct parent of Holdco, on the Closing Date (such issued and outstanding equity, the “Worldwide Shares”, subject, pro rata together with all other outstanding shares, to dilution by newly issued equity to active members of management under a management incentive plan (the “Management Shares”), on terms approved by the board of directors of Worldwide and at least one independent director designated by the New Equity Holders, of up to 5% of the Worldwide Shares on a fully diluted basis). On the Closing Date, the New Equity Shares will be issued directly to the New Equity Holders or a designee that would be a permitted transferce under the Shareholders Agreement (as defined herein). Issuance of New Equity Shares is subject to (i)

[1]	As used herein, “Required Consents” shall mean the consent, in the form of an executed counterpart of the Holdco Restructuring Support Agreement among Holdco, Worldwide, TDS Investor (as defined below) and the consenting lenders thereto or executed joinder agreement in the form attached thereto (the “RSA”) as “Exhibit B”, (a) with respect to a Plan, of persons holding at least two-thirds (2/3) in value of the Holdco PIK Loans and constituting more than one-half (1/2) in number of the Holdco PIK Loan Holders, and (b) with respect to a Scheme of Arrangement, of persons holding at least three-quarters (3/4) in value of the PIK Loans.

Restructuring of Holdco PIK Loans

       the approval of the Bermudan Monetary Authority (“BMA Approval”) for all holders who will hold 5% or more of the issued and outstanding shares of Worldwide and to notification of the identity of all holders below that threshold and (ii) receipt of customary private placement representations and warranties. If BMA Approval is not granted for any particular Holdco PIK Loan Holder, (i) the New Equity Shares that would otherwise be issued to such holder(s) will instead be issued into an escrow account (any dividends, distributions or other consideration received in respect of the New Equity Shares held in the escrow account, will similarly be held in the escrow account), (ii) notwithstanding any such non-approval by the BMA, the issuance of the New Equity Shares shall nonetheless be deemed effective, and (iii) such New Equity Shares (along with any dividends, distributions or other consideration received) will be later distributed to such Holdco PIK Loan Holder(s) or such transferees of same as permitted pursuant to the Shareholders’ Agreement on such later date when BMA Approval is obtained; provided further however, in the event BMA Approval is not obtained within three months following the Closing Date such undistributed New Equity Shares shall be reallocated and distributed to the Holdco PIK Loan Holders that have received BMA Approval on a pro rata basis.

▶    If such Extended Holdco PIK Loan Repayment has not occurred by September 30, 2013, an additional number of the Worldwide Shares (the “Additional Shares”) will be issued on a pro rata basis to the Original New Equity Holders (or upon written notice from any Original New Equity Holder to Worldwide and the escrow agent specifying permitted transferees or assigns of New Equity Shares of such Original New Equity Holder, to such permitted transferees or assigns), thereby bringing the total equity held by New Equity Holders to 44% of the Worldwide Shares (subject to dilution, pro rata with all other outstanding shares, by issuance of the Management Shares), provided that the total amount of the Additional Shares issued shall be reduced to the extent necessary, in the reasonable opinion of tax counsel, in order to prevent an “ownership change” within the meaning of Section 382(g) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to Worldwide, prior to the consummation of a sale, merger, amalgamation or IPO transaction (an “Ownership Change”). To the extent the full amount of the Additional Shares are not issued pursuant to the preceding sentence, (a) the New Equity Holders will be issued such shares that have not yet been issued or receive an amount equal to the fair market value of such shares upon the earlier of the first date on which such shares can be issued without causing an Ownership Change or the consummation of a sale, merger, amalgamation or IPO transaction, respectively, unless, solely in the case of the issuance of the Additional Shares (and not in the case of payment of the fair market value of such shares), in the reasonable opinion of tax counsel it would cause an Ownership Change; and (b) until such time as all of the Additional Shares are issued or payment with respect to such shares is made, in each case pursuant to clause (a) above, Worldwide shall use its best reasonable efforts to prevent any “owner shift” or “equity structure shift” within the meaning of Section 382(g) of the Code with respect to Worldwide. In the event that the Majority Shareholder takes any action, directly or indirectly, to cause an Ownership Change, the Additional Shares will be promptly issued as described above.

▶    In connection with any proposed IPO, sale, amalgamation, merger or similar transaction of the Majority Shareholder Entity (as defined below) or any of its direct or indirect subsidiaries (an “Exit Transaction”), the Majority Shareholder and Worldwide shall (i) structure such Exit Transaction in a manner that, in the case of an Exit Transaction that is an IPO or similar transaction (an “IPO Transaction”), permits the New Equity Holders to hold equity directly in the public company in an appropriate proportion (taking into account (x) the dilution attributable to such IPO Transaction, (y) the equity disposed of in such IPO Transaction and (z) the value of the equity then held in Worldwide (without giving effect to any minority, illiquidity or similar discount) as it relates to the value of the equity of the public company); (ii) (A) use reasonable best efforts so that in any such IPO Transaction, each New Equity Holder and its direct and indirect owners recognize income for U.S. federal income tax purposes only to the extent such New Equity Holder or any of its direct and indirect owners are required under the Code to recognize income in respect of any cash or property other than stock of the public company that such New Equity Holder receives in such IPO Transaction, (such tax treatment, “Non-Recognition Treatment”) and (B) not, without the approval of the board of directors, including one independent director designated by the New Equity Holders, structure any such IPO Transaction in a manner that does not provide for Non-Recognition Treatment and (iii) structure any Exit Transaction in a manner that does not have disproportionate and adverse U.S. federal income tax consequences to the New Equity Holders and their direct and indirect owners as compared to the

Restructuring of Holdco PIK Loans

       Majority Shareholder and its direct and indirect owners. By accepting the New Equity Shares, each New Equity Holder agrees to cooperate in good faith to achieve Non-Recognition Treatment with respect to an IPO Transaction, but in no event will the foregoing be deemed to obligate such New Equity Holder to take any action if, in its good faith belief, such action would have an adverse effect on such New Equity Holder or its investment in Worldwide.

▶    In connection with the Restructuring, the New Equity Holders, the Blackstone Funds (as defined below), the Majority Shareholder Entity (as defined below), Worldwide and NewCo will execute and deliver a shareholders agreement (the “Shareholders Agreement”) in form and substance reasonably satisfactory to a majority of the New Equity Holders, which agreement and/or the organizational documents of Worldwide shall provide for, among other things:

•    Every 12 months following the Closing Date, Travelport agrees to allow and to aid the independent board member or members appointed by the New Equity Holders to review in good faith the restricted payment capacity of Travelport with which to cause the repayment of the Extended Holdco PIK Loan and based on those findings Travelport will use its commercially reasonable efforts to utilize any such availability for the purpose of causing the repurchase or repayment, pro rata, of any outstanding Extended Holdco PIK Loans, subject to the fiduciary duties of the directors of Travelport and its subsidiaries and any existing contractual obligations.

•    New Equity Holder Approval Rights: The Required Approval (as defined below) will be required for the following actions by Worldwide (and other entities, to the extent such entities are referred to below) after the Closing Date:

▪    Any sale of all or substantially all of the assets of Worldwide and its direct or indirect subsidiaries, taken as a whole, or any merger, amalgamation, consolidation or any other change of control transaction that would result in the Majority Shareholder no longer directly or indirectly owning or having voting control over the majority of the issued and outstanding equity interest of Worldwide, Holdco, or any Upper Tier Entity (as defined below) or any IPO of Worldwide or Holdco, provided that the New Equity Shares then held by the New Equity Holders constitute at least 35% of the Worldwide Shares, excluding the Management Shares.

▪    Any transaction between any of Worldwide or its direct or indirect subsidiaries on the one hand and any entity that is an “Affiliate” of Worldwide or any Upper Tier Entity on the other hand that is less favorable than a comparable transaction conducted with an unrelated party on an arm’s length basis, except for (i) any transaction after the Closing Date pursuant to the terms of any agreement to which Worldwide or any of its direct or indirect subsidiaries is party or is bound that was entered into prior to execution of the RSA by the Lockup Parties, and the details of which have been disclosed (at Worldwide’s option, on a confidential basis) to the Lockup Parties, or to their counsel, or publicly disclosed, prior to their execution of the RSA, (ii) any transaction or series of transactions approved by the majority of members of the board of directors of Worldwide and at least one independent director designated by the New Equity Holders, (iii) any transaction or series of transactions in which Worldwide obtains a letter from an independent financial advisor stating that such transaction is fair from a financial point of view or that the terms of such transaction are not less favorable than those that would have been obtained in a comparable transaction conducted with an unrelated party on an arm’s length basis, (iv) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, officers directors, employees or consultants, (v) equity issuances to, retirements and repurchases of equity from, any director, officer, employee or consultant under the terms of any compensation plan approved by the board of directors, and (vi) payments or loans (or cancellation of loans) to employees or consultants and entering into employment agreements, severance arrangements, stock options plans and other similar arrangements with such employees or consultants which arrangements, if they involve executive officers, have been approved by the board of directors, in each case, in the ordinary course of business. “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, and shall be deemed to include each Person or “group” (within the meaning of Section 13(d)(3) or Section l4(d)(2) of the Exchange Act, Rule 16a-l(2) under the

Restructuring of Holdco PIK Loans

       Exchange Act or any successor provision of any of these provisions) that, directly or indirectly, through one or more intermediaries, beneficially owns (within the meaning of Section 13(d)(3) or Section l4(d)(2) of the Exchange Act, Rule 16a-l(2) under the Exchange Act or any successor provision of any of these provisions) or Controls 5% or more of the voting stock of the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Notwithstanding anything herein to the contrary, no New Equity Holder shall be deemed to be an Affiliate of Worldwide or any Upper Tier Entity or an Affiliate of any other Person that would be deemed to be an Affiliate of the Worldwide or any Upper Tier Entity pursuant to this definition.

▪    Any action by Worldwide or any of its subsidiaries that, if taken by a corporation formed under the General Corporation Law of the State of Delaware, would require stockholder approval (unless otherwise agreed in the Shareholders Agreement in which case the Shareholders Agreement shall govern) and that would disproportionately and adversely affect the New Equity Holders in their capacity as shareholders only and not as creditors.

▪    Any authorization to issue, or issuance of, any new equity securities of any subsidiary of Worldwide (unless such shares are issued (i) other than to the Majority Shareholder or an affiliate thereof, for fair market value, determined in the good faith judgment of the board of directors of Worldwide or (ii) to the existing immediate parent company of the entity issuing the shares).

▪    Any reclassification of any outstanding securities of Worldwide that would disproportionately and adversely affect the New Equity Holders, in their capacity as shareholders only and not as creditors.

▪    Any redemption, dividend or distribution in respect of any shares of Worldwide that is not made pro rata (excluding redemptions in the ordinary course of business pursuant to agreements with officers, directors and employees upon their termination of service).

▪    Any amendment of constituent documents and related agreements of Worldwide or any of its subsidiaries in a manner that would have a disproportionate and adverse effect on the New Equity Holders in their capacity as shareholders only and not as creditors, or that would directly or indirectly modify or impair any of the approval rights set forth herein.

•    “Required Approval” means either (i) the approval of the New Equity Holders holding at least majority of the New Equity Shares voting on such matter, provided that such majority of the New Equity Shares consists of at least 37.5% of the New Equity Shares then held by New Equity Holders; or (ii) in the event that there is confidential information that is required to be disclosed to the New Equity Holders, (x) the approval of New Equity Holders holding at least a majority of New Equity Shares of those New Equity Holders who affirmed their confidentiality obligations under the Shareholders Agreement and voted on such matter and (y) the approval of one of the independent directors designated by the New Equity Holders. In addition, notwithstanding anything to the contrary herein, with respect to each transaction that constitutes a sale of all or substantially all of the assets of Worldwide and its direct or indirect subsidiaries, taken as a whole, or a merger, amalgamation, consolidation or other change of control transaction that would require the approval of the New Equity Holders described in the first bullet in the section entitled “New Equity Holder Approval Rights”, the following provisions shall apply: if the Required Approval is not given for such transaction and (i) the Lockup Parties, together, hold 50% or less of the New Equity Shares then held by the New Equity Holders or (ii) each Lockup Party, individually, holds less than 75% of the Worldwide Shares to which it was entitled hereunder (including shares held in escrow) then, if (x) the board of directors, including one independent director designated by the New Equity Holders approved such transaction (and no independent director rejects such transaction), the Majority Shareholder may proceed with such transaction giving effect to the tag-along rights described herein to those New Equity Holders who approved the transaction, but without giving effect to the drag-along rights described herein or (y) the board of directors approves the transaction but at least one independent director rejects the transaction, then the Majority

Restructuring of Holdco PIK Loans

Shareholder may proceed with such transaction so long as they give effect to tag-along rights described herein and do not give effect to the drag-along rights described herein.

•    To the extent that any portion of the Holdco PIK Loans, the New Equity Shares or the Second Lien Opco Term Loan or the Second Lien Opco Bonds are held by the Majority Shareholder and any affiliate thereof, such holdings shall not be considered in any determination as to whether the holders of the Holdco PIK Loans, the New Equity Shares or the Second Lien Opco Term Loan or the Second Lien Opco Bonds have provided their consent to any amendment, modification or action contemplated hereunder or under any of the Restructuring Documents or otherwise.

•    At such time as the New Equity Shares then held by the New Equity Holders constitute less than 5% of the Worldwide Shares (excluding the Management Shares) and either of the Lockup Parties has transferred to an unaffiliated person any of the New Equity Shares to which it was entitled hereunder (including shares held in escrow), the New Equity Holders shall no longer have the approval rights described under this “New Equity Holder Approval Rights” section.

• Other Approval Rights:

▪    Worldwide will not issue any new equity securities (other than in connection with the management incentive plan) unless (i) such equity securities are issued for fair market value, determined in the good faith judgment of the board of directors of Worldwide after obtaining a valuation from a third party financial expert, (ii) at least one director designated by the New Equity Holders shall vote in favor of such issuance and (iii) such equity security issuances in either one or a series of transactions would not result in the Majority Shareholder no longer directly or indirectly owning or having voting control of the majority of the issued and outstanding Worldwide Shares. “Blackstone Funds” is defined as, collectively, Blackstone Family Investment Partnership (Cayman) V-SMD L.P.; Blackstone Family Investment Partnership (Cayman) V L.P.; Blackstone Participation Partnership (Cayman) V L.P.; Blackstone Capital Partners (Cayman) V L.P.; Blackstone Capital Partners (Cayman) V-A L.P.; BCP (Cayman) V-S L.P.; BCP V Co-Investors (Cayman) L.P. and each of their successors or assigns with respect to their interests in any Upper Tier Entity. “Majority Shareholder” is defined as, collectively, the Blackstone Funds; TCV VI (Cayman), L.P.; TCV Member Fund (Cayman), L.P.; OEP TP, Ltd. and any person which directly or indirectly controls, is controlled by or is under common control with each such entity.

▪    The approval of the holders of at least 75% of the New Equity Shares then held by New Equity Holders and the approval of the Lockup Parties will be required to change (i) the classification of Worldwide as a corporation under the Code or (ii) the classification of any direct or indirect subsidiary of Worldwide under the Code in any way that would result in a person other than Worldwide to be treated as this issuer of the Holdco PIK Loan and the Second Lien Opco Term Loan for U.S. federal income tax purposes.

• Board Rights: The New Equity Holders will have the following rights:

▪    The New Equity Holders initially will have the right to designate two directors for a 2-year term, each of whom shall be (i) independent under the standards promulgated by the SEC for a public company listed on the NYSE, (ii) not employed by and unaffiliated with and unassociated with any Holdco PIK Loan Holder, (iii) initially selected by the Lockup Parties and (iv) subject to approval of Travelport, not to be unreasonably withheld or delayed; however, if Travelport rejects 2 consecutive proposed directors then, as to all proposed directors for such designation thereafter, Travelport will have 10 business days to consent and can only reject the candidate on the basis of (x) reasonable competitive concerns, (y) reasonable confidentially concerns or (z) adverse material financial impact. Equity holders of Worldwide will covenant to nominate and elect two directors so long as the New Equity Shares then held by the New Equity Holders constitute at least 20% of the Worldwide Shares (excluding the Management Shares). The equity holders of Worldwide will covenant to re nominate and re elect such directors so long as the New Equity Holders designate such directors.

▪    The Shareholders Agreement will terminate upon an IPO of Worldwide or any Upper Tier Entity (other than provisions with respect to registration rights described below) or sale of 100% of equity interest of Worldwide or any Upper Tier Entity (by sale, amalgamation or merger).

Restructuring of Holdco PIK Loans

▪ The number of directors on the board of Worldwide, Holdco and Travelport shall be 9 directors, two of whom will be appointed by the New Equity Holders.

▪    For notice of any board meeting to be valid, each of the director designees of the New Equity Holders shall be given customary, timely notice reasonably in advance of such board meeting and shall be provided, unless waived, a:

▪ Seven-day window in which to schedule a regular board meeting
▪ 48-hour window in which to schedule an emergency board meeting
▪ Telephonic attendance at board meetings will be allowed.
▪ Any action taken by the board by written consent, without a meeting, will require approval of at least one director designated by the New Equity Holders.

▪    In the event that (i) Worldwide issues shares, (ii) New Equity Holders exercise tag-along as set forth under “Restrictions on Transfer — Tag-Along Rights” below or (iii) New Equity Holders transfer New Equity Shares to the Purchaser (as defined below) as set forth under “Restrictions on Transfer — Right of First Offer” below, and, as a result, the percentage of shares then held by the New Equity Holders is reduced (other than as a result of the issuance of the Management Shares), the New Equity Holder’s board representation shall be adjusted according to the following schedule:

▪    So long as New Equity Shares then held by the New Equity Holders constitute 20% or more of the Worldwide Shares (excluding the Management Shares), the New Equity Holders shall retain the right to appoint two directors

▪    So long as New Equity Shares then held by the New Equity Holders constitute at least 10% and less than 20% of the Worldwide Shares (excluding the Management Shares), the New Equity Holders shall retain the right to appoint one director

▪    Once the New Equity Shares then held by the New Equity Holders constitute less than 10% of the Worldwide Shares (excluding the Management Shares), the New Equity Holders shall not have the right to appoint any director

▪ At least one of the directors designated by the New Equity Holders must also be designated as a member of each committee of the boards.

▪    Worldwide, as the sole shareholder of Holdco, will, to the extent legally permitted to do so, cause Holdco to appoint to its board of directors the board members designated by the New Equity Holders under the terms and conditions set forth above. Holdco, as the sole shareholder of Travelport, will, to the extent legally permitted to do so, cause Travelport to appoint to its board of directors the board members designated by the New Equity Holders under the terms and conditions set forth above.

• Restrictions on Transfers:
▪ Dispositions: The New Equity Shares are freely transferable, subject to a Right of First Offer (below), except the following transfers will be prohibited:
▪ Transfers that would violate applicable securities laws
▪ Transfers to competitors and their affiliates
▪ Transfers by New Equity Holders that would bring the total number of New Equity Holders above 250 holders, as determined under Section 12(g) of the Exchange Act
▪ Transfers that would violate any regulatory restrictions applicable to Worldwide, including the requirements of the Bermudan Monetary Authority In addition:
▪ All transferees will be required to execute the Shareholders Agreement
▪ No transfer that would require registration under the U.S. securities laws will be permitted

Restructuring of Holdco PIK Loans

▪    Lock-up: Angelo, Gordon & Co. and Q Investments (collectively, the “Lockup Parties”) will agree not to sell, transfer or dispose of any New Equity Shares held by either of them or their respective affiliates (other than with respect to New Equity Shares held by swap participants) for a period of three-months beginning on the Closing Date if the Lockup Parties or such affiliates have sole legal and beneficial ownership of, investment and voting discretion over, and full authority to dispose of or act with respect to, such New Equity Shares.

▪    Tag-along right: After the Closing Date, the New Equity Holders individually shall have the right, but not the obligation, to participate pro rata in, and such participation rights are triggered upon, any offer for shares or equity interests held directly or indirectly by the Majority Shareholder of (i) Worldwide or (ii) any Upper Tier Entity. If the equity subject to this provision is of an Upper Tier Entity and such entity owns property or assets other than a direct or indirect interest in Worldwide, the value of the New Equity Shares will be determined by obtaining a valuation of such property or assets from two separate financial experts, one selected by each of (i) the Majority Shareholder and (ii) one of the independent directors appointed by the New Equity Holders. If the two valuations differ by less than 10% then the average of the two valuations will be used. If the two valuations differ by more than 10%, a third financial expert will be selected by the two previously selected financial experts and the valuation used will be the one closest to the appraisal obtained from the third financial expert. The transaction giving rise to the tag-along rights shall be subject to approval rights, if any, set forth under “New Equity Holder Approval Rights” above.

▪ “Upper Tier Entity” means NewCo, the Majority Shareholder Entity or any entity formed above Worldwide and below the Majority Shareholder Entity.
▪ “Majority Shareholder Entity” means TDS Investor, or, if the Majority Shareholder holds its equity interest in Worldwide indirectly through an entity other than TDS Investor, such entity.
▪ The Majority Shareholder will not have the right to tag-along on any sale of any of the New Equity Shares.
▪ Preemptive Right: The New Equity Holders can participate ratably in new share issuance based on the shareholdings at the time of such issue (subject to customary exceptions to be agreed).

▪    Drag-along right: The Majority Shareholder has the right to compel a sale of the New Equity Shares pro rata and such sale is triggered upon acceptance by the Majority Shareholder of an offer to purchase at least a majority of shares or equity interest of Worldwide or an Upper Tier Entity; provided that such transfer is to a non-affiliated party and all shareholders are treated equally in the transaction (which, for the avoidance of doubt, shall not include any payment of customary and bona fide advisory fees paid to certain shareholders for actual services rendered pursuant to (i) an agreement entered into by such shareholder and Worldwide which agreement has been approved pursuant to the New Equity Holder Approval Rights described above or (ii) an agreement entered into by such shareholder and an Upper Tier Entity which agreement has been approved by the board of directors of Worldwide (including at least one independent director designated by the New Equity Holders)). If the equity subject to this provisions is the equity of an Upper Tier Entity and such entity owns property or assets other than a direct or indirect interest in Worldwide, the value of the New Equity Shares will be determined by obtaining a valuation of such property or assets from two separate financial experts, one selected by each of (i) the Majority Shareholder and (ii) one of the independent directors appointed by the New Equity Holders. If the two valuations differ by less than 10% then the average of the two valuations will be used. If the two valuations differ by more than 10%, a third financial expert will be selected by the two previously selected financial experts and the valuation used will be the one closest to the appraisal obtained from the third financial expert. The transaction giving rise to the drag-along rights shall be subject to approval rights, if any, set forth under “New Equity Holder Approval Rights” above.

▪ Right of First Offer: In the event that any New Equity Holder offers, or intends to offer, to transfer the New Equity Shares held by it (the “Transfer Shares”) to any person (other

Restructuring of Holdco PIK Loans

     than another New Equity Holder or an affiliate of any New Equity Holder), then such New Equity Holder will, prior to consummation of any such transfer or proposed transfer, give to NewCo notice thereof not less than ten business days prior to such offer, and NewCo or its designated affiliate (the “Purchaser”) shall have the right to offer to purchase the Transfer Shares at a price specified by it within ten days of receipt of notice of such proposed transfer. The New Equity Holders may only sell the Transfer Shares to a third party within 30 days of receipt of the Purchaser’s offer to purchase for a price at least 2% greater than that offered by the Purchaser without first offering such Transfer Shares to the Purchaser. If no such sale is consummated within such 30 day period, then no offer of sale by an New Equity Holder may be effected without again complying with the provisions hereof.

• Other Items:

▪    Registration Rights: Customary piggy-back rights upon or following an IPO. The New Equity Holders will also have two opportunities to exercise demand registration rights for the resale of the New Equity Shares then held by the New Equity Holders, subject to customary exceptions and limitations and provided that the second demand may not be exercised within 12 months of the first demand.

▪    Information Rights: New Equity Holders shall receive substantially the same information as currently provided to the Holdco PIK Loan Holders. Additional information rights substantially similar to the information provided under the existing shareholder agreement of TDS Investor (Cayman) GP Ltd., including such information rights with respect to Worldwide and its direct and indirect subsidiaries, in each case, subject to confidentiality and privilege, shall be provided to any New Equity Holder that holds at least:

▪ 1.0% of the issued and outstanding shares of Worldwide, if the New Equity Shares then held by the New Equity Holders constitute at least 15% of the Worldwide Shares (excluding the Management Shares)
▪ 1.5% of the issued and outstanding shares of Worldwide, if the New Equity Shares then held by the New Equity Holders constitute at least 25% of the Worldwide Shares (excluding the Management Shares)
▪ 2.0% of the issued and outstanding shares of Worldwide, if the New Equity Shares then held by the New Equity Holders constitute at least 35% of the Worldwide Shares (excluding the Management Shares)

▪    Additional Payment: Under the Transaction Monitoring and Fee Agreement (as amended or modified from time to time, the “Management Agreement”), dated as of August 23, 2006, among Opco, Blackstone Management Partners V, TCV VI Management L.L.C. (together with Blackstone Management Partners V L.L.C., the “Initial Advisors” and together with OEP TP, Ltd (“OEP”) (pursuant to the Investment and Cooperation Agreement, dated as of December 7, 2006, among TDS Investor, Worldwide and OEP), the “Advisors”), the Advisors provide certain monitoring, advisory and consulting services for which Opco pays certain transaction and advisory fees, including upon an initial public offering or change of control transaction. The New Equity Holders will be entitled to receive 25% of any amount that is permitted to be paid to the Advisors as a lump sum (i) under the Management Agreement upon an initial public offering or change of control and (ii) pursuant to the credit agreements and other loan documents.

Fees and Expenses
▶   Opco or Holdco shall reimburse the reasonable fees and expenses of select legal counsels and financial advisors of the Lockup Parties and shall provide a reasonable retainer on terms reasonably acceptable to the Lockup Parties with respect thereto upon the execution of the RSA and, if so requested, shall enter into customary retainer agreements with counsel to the Lockup Parties.[2]

Releases	▶ All parties to the Restructuring shall give and receive standard agreed-upon mutual releases to the maximum extent permitted by applicable law.

[2]	Fees and expenses of the Majority Shareholder to be reimbursed under the Transaction and Monitoring Fee Agreement.

Restructuring of Holdco PIK Loans

Management Incentive Plan
▶   An appropriate amount of newly issued equity securities will be allocated toward a management incentive plan to be issued to active members of management on terms approved by the board of directors of Worldwide and at least one independent director designated by the New Equity Holders (which will not exceed 5% of the aggregate fully diluted equity).

Condition Precedent to Consummation of the Restructuring	▶ Satisfaction of all necessary requirements of the covenant relief under Opco Credit Facility.

▶ Satisfactory cushion above 2.0x fixed charge coverage ratio required to utilize the Restricted Payment basket capacity.

▶ Delivery to the board of directors of Travelport solvency opinions in each relevant jurisdiction on the terms and conditions set forth in the RSA.

▶   Execution and delivery by 100% of the Holdco PIK Loan Holders of the Loan Documents (as defined below) and other documents reasonably necessary to effectuate the Restructuring or the occurrence of the effective date of any plan of reorganization or scheme of arrangement that may be confirmed or approved as applicable.

▶ Travelport (and its direct or indirect owners) will have taken all action required for Travelport to be treated as a disregarded entity under the Code.

▶   Holdco and Opco represent that Worldwide is treated as a corporation under the Code. Worldwide and its direct or indirect owners will not take any action, or omit to take any action, prior to the Closing Date, if such action or omission would cause Worldwide to no longer be treated as a corporation under the Code.

▶   Worldwide will hold no assets other than interest in Holdco and will have, and represent that it has, no liabilities (other than obligations under the Shareholders Agreement); and will represent as to its capitalization on the Closing Date.

▶   TDS Investor (Cayman) L.P. (“TDS Investor”), the direct parent of Worldwide, will have formed Travelport NewCo (“NewCo”) and will have transferred its 100% interest in Worldwide to NewCo in exchange for 100% of the equity of NewCo.

▶ BMA Approval shall have been given to no fewer than 70% of Holdco PIK Loan Holders that have completed and submitted the documents required by the BMA to the BMA.

▶   TDS Investor will have affirmed that it or its designee will offer to purchase and have the necessary resources to purchase, on or promptly following the Closing Date, at least $40 million aggregate principal amount of Tranche A Extended Holdco PIK Loans.

Legal Opinions	▶ Existence, power, due authorization and execution and delivery by Bermuda counsel.

▶   Each of the Tranche A Extended PIK Loan, Tranche B Extended PIK Loan and Second Lien Opco Term Loan (the “Loan Documents”) constitutes the valid and binding obligation of each loan party, enforceable against such loan party in accordance with its terms under New York law.

▶ In the case of the Tranche A Extended PIK Loan and the Second Lien Opco Term Loan, customary secured transaction opinions, which will not include “true sale” or insolvency-related opinions.

▶   The opinions will contain assumptions that neither the execution, delivery nor the performance of the Loan Documents nor the transactions contemplated thereby violate any contracts or agreements to which the loan parties are a party.

Amendments under Opco Credit Facility

Total Leverage Ratio
▶   The Total Leverage Ratio covenant test will be set to 8.0X until June 30, 2013, then 7.75X until December 31, 2013, then 7.50X until December 31, 2014 and 7.25X through maturity of the Extended Term Loans.

First Lien Leverage Ratio
▶   Add a first lien leverage ratio calculated as the ratio of the outstanding amount of First Lien Loans to Consolidated EBITDA. The First Lien Leverage Ratio covenant test will be set at 4.0X until June 30, 2013, then 3.85X until December 31, 2013, then 3.7X until December 31, 2014 and 3.5X through maturity of the Extended Term Loans.

Consolidated EBITDA
▶   Delete add-back of net cost savings projected by Borrower (clauses (a)(xi) and (xii) of definition of Consolidated EBITDA), limit restructuring charges under clauses (vi) and (ix) of definition of Consolidated EBITDA to $35 million annually (and clarify that clause (v) of definition of Consolidated EBITDA may not be used for expenses that could have qualified under clauses (vi) and (ix) of definition of Consolidated EBITDA) and calculate EBITDA net of United EBITDA (as defined below). “United EBITDA” shall mean $60 million until end of Q1 2012 and declining by $15 million each quarter thereafter until December 31, 2012.

Collateral
▶   Additional post-closing collateral arrangements will include control agreements on domestic bank accounts with materiality thresholds to be determined. The additional guarantees and collateral described above under “Second Lien Opco Term Loan — Security/Seniority” will also apply to the first lien facilities.

Mandatory Prepayments
▶   During the 12 month period commencing on the Closing Date and the subsequent 12 month period, Opco shall make payments (such payments, “Mandatory Bond Prepayments”) in an aggregate amount equal to $20 million to purchase/retire (through open market purchases, tenders and/or redemptions, at Opco’s discretion) Senior Notes of Opco (other than in the case of ratable redemptions, from persons other than 5% shareholders or affiliates of 5% shareholders) at prices no greater than par plus any redemption premium, and accrued and unpaid interest. Opco shall not be required to make Mandatory Bond Prepayments in the event that the Chief Financial Officer of Opco delivers a certificate, which states that making such Mandatory Bond Prepayments is reasonably likely to result in a violation of the Minimum Liquidity Covenant during the following 12 month period.

▶   If, at the end of any fiscal year, the First Lien Leverage Ratio is above or equal to 3.6X until December 31, 2013, 3.45X until December 31, 2014 and 3.25X through maturity of the Extended Term Loans, Opco shall apply 100% of Excess Cash Flow (instead of 50% of Excess Cash Flow as currently provided in Section 2.05(b) of the Opco Credit Facility and after giving effect to any Mandatory Bond Prepayments made during such fiscal year) to repayment of First Lien Loans on a pro rata basis, so long as making such payment does not result in a breach of the Minimum Liquidity Covenant.

▶   If, at the end of any fiscal year, the First Lien Leverage Ratio is below 3.6X until December 31, 2013, 3.45X until December 31, 2014 and 3.25X through maturity of the Extended Term Loans, Opco shall apply 50% of Excess Cash Flow for such fiscal year (and after giving effect to any Mandatory Bond Prepayments made during such fiscal year) to prepay the First Lien Loans pursuant to Section 2.05(b) of the Opco Credit Facility on a pro rata basis and shall apply the remaining 50% of Excess Cash Flow (and after giving effect to any Mandatory Bond Prepayments made during such fiscal year) to either (x) repayment of First Lien Loans on a pro rata basis, or (y) purchase/retirement (through open market purchases, tenders and/or redemptions, at Opco’s discretion) of Senior Notes of Opco (other than in the case of ratable redemptions, from persons other than 5% shareholders or affiliates of 5% shareholders) at prices no greater than par plus any redemption premium, and accrued and unpaid interest, so long as making such payment does not result in a breach of the Minimum Liquidity Covenant.

Incremental Facility	▶ Section 2.14 (Incremental Credit Extensions) to be deleted.

Extension of Revolving Loans
▶   The maturity date of the Revolving Loans to be extended to April 28, 2014. Interest rate on the extending revolving loans will increase from L+275 basis points to L+450 basis points. Commitment fee on the extending revolving loans will increase from 50 basis points to 75 basis points.

Amendments under Opco Credit Facility

Second Lien Opco Term Loan	▶ Consent to permit a Second Lien Opco Term Loan secured on a second priority basis by substantially the same assets securing the Opco Credit Facility.

Second Lien PIK Toggle
▶   If the First Lien Leverage Ratio is above or equal to 3.0X, Opco shall not pay cash interest to holders of Second Lien Opco Term Loans. If the First Lien Leverage Ratio is below 3.0X, Opco may pay cash interest to holders of Second Lien Opco Term Loans so long as before and after giving effect to such payment no Default or Event of Default has occurred and is continuing under the Opco Credit Facility.

Minimum Liquidity Covenant
▶   Add a covenant requiring minimum cash of $75 million (excluding restricted cash which currently is approximately $137 million) at the end of each fiscal quarter; provided that if the Revolving Credit Commitments are less than $125 million then there will be a dollar for dollar reduction until the minimum cash requirement is $70 million.

Restricted Payments
▶   Restricted Payments capacity increased to $297 million (matching capacity in indentures) to allow Opco to dividend the Second Lien Opco Term Loan and cash in the amount of $89.5 million to Holdco as described above.

Limitations on Prepayments	▶ Restrictions on prepayments (Section 7.13) will be expanded to prohibit prepayments of the Second Lien Opco Term Loans.

Opco Credit Facility Baskets
▶   The general basket for investments will be reset to $20 million (built up by cash proceeds of new equity investments). No restricted payments to be made other than to pay normal expenses etc and from cash proceeds of new equity investments. Eliminate ability to form or invest in new unrestricted subsidiaries, and to make investments in the New Unrestricted Subsidiary after the Closing Date (except for the Transfer).

Limitations on Guarantees of Holdco Indebtedness
▶   Holdings and its Restricted Subsidiaries shall not be permitted to directly or indirectly guarantee Holdco PIK Loans, it being understood that the guarantee of the New Unrestricted Subsidiary of the Holdco PIK Loans does not constitute an indirect guarantee of the Holdco PIK Loans.

Consent Fee
▶   400 basis points to consenting term loan and non-extended synthetic letter of credit facility lenders; 200 basis points to consenting revolving lenders; 200 basis points to extending revolving lenders.

Required Participation	▶ Consent from the holders of more than 50% of the commitments and loans under the Opco Credit Facility.

Condition Precedent
▶   Receipt of requisite consent of Holdco PIK Loan Holders to effectuate the extension of Holdco PIK Loans out-of-court or in a pre-packaged bankruptcy is a condition precedent to the effectiveness of an amendment to the Opco Credit Facility.

EXHIBIT A
If, in connection with an Insolvency Proceeding, a First Lien Deficiency Claim exists and any Second Priority Secured Party receives a distribution (whether in cash or in-kind) solely on account of its Second Lien Deficiency Claim out of property not constituting Collateral or otherwise not subject to Section 4.2, Section 6.2 or Section 6.8 of the Intercreditor Agreement (such amount, the “Turnover Proceeds”), then such Second Priority Secured Party’s interest in such Turnover Proceeds shall be subject and subordinate to the First Lien Deficiency Claim until such First Lien Deficiency Claim shall have been paid in full, and, subject to the immediately following proviso, such Second Priority Secured Party shall segregate and hold in trust such Turnover Proceeds for the benefit of the First Priority Secured Parties and shall forthwith pay over such Turnover Proceeds in the form received to the First Priority Administrative Agent for application to the First Lien Deficiency Claim until the First Lien Deficiency Claim shall have been paid in full; provided that, to the extent, and only to the extent, required by the last paragraph of Section 4.09 of the Senior Note Documents, each Second Priority Secured Party hereby agrees that (i) its Second Lien Deficiency Claim shall be subject and subordinate to the Senior Note Obligations to the extent and in the same manner as its Second Lien Deficiency Claim is subject and subordinate to the First Lien Deficiency Claim under this paragraph, (ii) it shall, subject to the preceding provisions of this paragraph, segregate and hold in trust Turnover Proceeds for the benefit of the holders of the Senior Note Obligations and (iii) it shall, subject to the preceding provisions of this paragraph, forthwith pay over Turnover Proceeds in the form received to the trustee(s) under the Senior Note Documents. The First Lien Secured Parties and the Second Lien Secured Parties agree that the foregoing shall not be deemed to restrict the Second Priority Secured Parties from acquiring or repaying and discharging in full (other than out of Turnover Proceeds) the First Lien Deficiency Claim. For the avoidance of doubt, nothing in this paragraph shall otherwise impact the rights of the First Priority Secured Parties or the Second Priority Secured Parties to the Collateral, the proceeds of Collateral or any property or distribution contemplated by Section 4.2, Section 6.2 or Section 6.8 of Intercreditor Agreement.
DEFINITIONS:
Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in an intercreditor agreement to be entered into by and among, inter alia, the agents on behalf of the First Priority Secured Parties and the agents on behalf of the Second Priority Secured Parties (the “Intercreditor Agreement”)
“First Lien Deficiency Claim” shall mean that portion, if any, of the First Priority Claims that are unsecured claims under Section 506(a)(i) of the Bankruptcy Code with such determination to be made based upon the value of all of the Collateral securing the First Priority Claims irrespective of whether the Obligor that has pledged such Collateral is a debtor in the Insolvency Proceeding.
“Insolvency Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Obligor as a debtor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Obligor as a debtor or with respect to any substantial part of their respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Obligor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Obligor.
“Obligor” means Holdco, Opco and each of their Subsidiaries that is obligated under any First Priority Document or Second Priority Document.
“Second Lien Deficiency Claim” shall mean that portion, if any, of the Second Priority Claims that are unsecured claims under Section 506(a)(i) of the Bankruptcy Code with such determination to be made based upon the value of all of the Collateral securing the Second Priority Claims irrespective of whether the Obligor that has pledged such Collateral is a debtor in the Insolvency Proceeding.
“Senior Note Documents” means the (i) Indenture, dated as of August 23, 2006, by and among Travelport LLC, the guarantors listed herein and the Bank of Nova Scotia Trust Company of New York, as amended by Supplemental Indenture No. 1, dated as of January 11, 2007, between Warpspeed Sub Inc. and The Bank of Nova Scotia Trust Company of New York and Supplemental Indenture No. 2, dated as of March 13, 2007, among Travelport LLC, TDS Investor (Luxembourg) S.à.r.l., Travelport Inc., Orbitz Worldwide, Inc., Travelport Holdings, Inc. and The Bank of Nova Scotia Trust Company of New York and (ii) Indenture, dated as of August 18, 2010, by and among Travelport Limited, Travelport LLC, Travelport Inc., the guarantors named therein, and The Bank of Nova Scotia Trust Company of New York.
“Senior Note Obligations” means, in connection with any Insolvency Proceeding, the unpaid principal amount, plus any accrued but unpaid interest thereon, of any of the Senior Dollar Floating Rate Notes due 2014, Senior Euro Floating Rate Notes due 2014, 97/8% Senior Dollar Fixed Rate Notes due 2014 and 9% Senior Notes Due 2016 issued under the applicable Senior Note Document as in effect on the date hereof.